As filed with the Securities and Exchange Commission on October 17, 2025

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORTIVE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	47-5654583
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6920 Seaway Blvd

Everett, WA 98203

(Address of principal executive offices) (Zip code)

Fortive Corporation Amended and Restated 2016 Stock Incentive Plan

(Full title of the plan)

Daniel B. Kim

Vice President, Associate General Counsel and Secretary

Fortive Corporation

6920 Seaway Blvd

Everett, WA 98203

(Name and address of agent for service)

(425) 446-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

In connection with the spin-off of Ralliant Corporation by Fortive Corporation (the “Registrant”) on June 28, 2025, the number of shares of Registrant’s common stock, par value $0.01 per share (“Common Stock”) underlying outstanding awards and authorized for future awards were adjusted pursuant to the anti-dilution provisions of the Fortive Corporation Amended and Restated 2016 Stock Incentive Plan (the “Plan”). This Registration Statement on Form S-8 is being filed by Registrant to register an additional 3,273,138 shares of Common Stock for issuance pursuant to the Plan as a result of such adjustment. In accordance with General Instruction E to Form S-8, the contents of Registration Statement No. 333-212349, filed with the Securities and Exchange Commission (the “Commission”) on June 30, 2016, the contents of Registration Statement No. 333-227050, filed with the Commission on August 27, 2018, and the contents of Registration Statement No. 333-253650, filed with the Commission on February 26, 2021, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Fortive Corporation (incorporated by reference to Exhibit 3.1 to Fortive Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2024, File No. 1-37654)

4.2	Amended and Restated Bylaws of Fortive Corporation (incorporated by reference from Exhibit 3.1 to Fortive Corporation’s Current Report on Form 8-K, filed on November 8, 2022, File No. 1-37654)

4.3	Fortive Corporation Amended and Restated 2016 Stock Incentive Plan*

5.1	Opinion of Daniel B. Kim, Vice President, Associate General Counsel and Secretary*

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm*

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature pages to the Registration Statement)*

107	Filing Fee Table*

* Filed electronically herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Everett, State of Washington, on this 17th day of October, 2025.

FORTIVE CORPORATION

By:	/s/ Olumide Soroye
Name: Olumide Soroye
Title: President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Fortive Corporation, hereby severally constitute and appoint Daniel B. Kim our true and lawful attorney-in-fact with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Fortive Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Olumide O. Soroye	President, Chief Executive Officer and Director	October 17, 2025
Olumide O. Soroye	(Principal Executive Officer)

/s/ Mark D. Okerstrom	Senior Vice President and Chief Financial Officer	October 17, 2025
Mark D. Okerstrom	(Principal Financial Officer)

/s/ Christopher M. Mulhall	Chief Accounting Officer (Principal Accounting Officer)	October 17, 2025
Christopher M. Mulhall

/s/ Sharmistha Dubey	Chair of the Board of Directors and Director	October 17, 2025
Sharmistha Dubey

/s/ Eric Branderiz	Director	October 17, 2025
Eric Branderiz

/s/ Daniel L. Comas	Director	October 17, 2025
Daniel L. Comas

/s/ Rejji P. Hayes	Director	October 17, 2025
Rejji P. Hayes

/s/ Wright Lassiter III	Director	October 17, 2025
Wright Lassiter III

/s/ Kate D. Mitchell	Director	October 17, 2025
Kate D. Mitchell

/s/ Gregory J. Moore	Director	October 17, 2025
Gregory J. Moore

/s/ Jeannine P. Sargent	Director	October 17, 2025
Jeannine P. Sargent